EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD-QUARTER FINANCIAL RESULTS

•	Third quarter earnings from continuing operations of $8.4 million, or $0.89 per diluted share
•	Debt reduced $21.0 million from end of second quarter to $24.3 million
•	Joins new Russell Microcap Index

MOUNT AIRY, N.C., July 25, 2005 — Insteel Industries, Inc. (Nasdaq: IIIN) today reported net earnings of $8.5 million, or $0.90 per diluted share, for its third fiscal quarter ended July 2, 2005 compared with $15.3 million, or $1.70 per diluted share for the same period last year. Excluding the extraordinary gain on the disposal of assets associated with a discontinued operation, earnings from continuing operations for the current year quarter were $8.4 million, or $0.89 per diluted share. Sales for the third quarter decreased 2% to $94.4 million from $96.8 million in the prior year quarter. Average selling prices for the third quarter decreased 2% while shipments were unchanged from the prior year levels.

For the nine-month period, net earnings decreased to $18.7 million, or $1.97 per diluted share, compared with $21.6 million, or $2.44 per diluted share for the same period last year. Excluding the extraordinary gain, earnings from continuing operations for the current year period were $17.9 million, or $1.89 per diluted share. Sales for the nine-month period increased 11% to $250.7 million from $226.8 million in the prior year period. Average selling prices for the nine-month period rose 31% while shipments decreased 15% from the prior year levels.

“We are pleased by the favorable margin environment that has persisted through fiscal 2005, particularly in view of the relatively weak market conditions and reduced operating levels of our facilities,” said H.O. Woltz III, Insteel’s president and chief executive officer. “While business conditions improved relative to the previous quarter with shipments up 24% on a sequential basis, we did not benefit from a pronounced rebound in demand above and beyond the usual seasonal upturn that we typically experience during our third fiscal quarter. In spite of the continued softness in our order book, with the exception of our standard welded wire fabric products, margins remained stable.”

Net cash provided by operating activities for the third quarter rose $6.3 million to $23.4 million compared with $17.2 million for the comparable period last year primarily due to a $12.9 million reduction in net working capital in the current year quarter which more than offset the decrease in earnings. The increase in operating cash flow enabled the Company to pay down approximately $21.0 million of debt during the third quarter reducing its total debt to $24.3 million at the end of the quarter. As of July 2, 2005, approximately $19.4 million was drawn and $42.9 million of additional borrowing capacity was available on the Company’s revolving credit facility, and $4.9 million was outstanding on its term loan.

(MORE)

1373 BOGGS DRIVE/MOUNT AIRY, NORTH CAROLINA 27030/336-786-2141/FAX 336-786-2144

Woltz commented, “Our debt reduction efforts during the quarter were enhanced by a significant reduction in net working capital. While we are comfortable with our inventory position which has been reduced by $13.8 million from the elevated level of the first fiscal quarter, we expect to achieve further reductions over the next six months.”

Outlook

Commenting on the outlook for the remainder of fiscal 2005 and for fiscal 2006, Woltz said, “Despite the weak order entry environment that we have experienced during 2005, we continue to believe that the rate of consumption of our products is healthy and that our shipments should improve as inventory levels throughout the supply chain moderate. At the present time, however, we are experiencing some pricing pressure that would indicate competitors may be focused on reducing inventories as they plan for the seasonally slower winter months. While we anticipate that this trend may pressure margins in the short term, we expect 2006 to be a good year driven by favorable spending trends for nonresidential construction and increasing governmental expenditures for infrastructure projects. The favorable demand outlook together with the improvement in the Company’s financial condition put us in an excellent position to pursue growth opportunities that will create value for our shareholders.”

Company Joins New Russell Microcap Index

The Company also announced that it had recently joined the new Russell MicrocapTM Index, which is based on a ranking of all U.S. equities by market capitalization. Russell indices are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

“We are pleased to join the new Russell Microcap Index,” said Michael C. Gazmarian, Insteel’s Chief Financial Officer and Treasurer. “Our inclusion should help broaden the awareness of our stock in the investment community.”

Insteel Industries is one of the nation’s leading manufacturers of wire products. The Company manufactures and markets concrete reinforcing and industrial wire products for a broad range of construction and industrial applications.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 2, 2004, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.

(MORE)

Insteel Industries, Inc.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:

•	general economic and competitive conditions in the markets in which the Company operates;

•	the cyclical nature of the steel industry;

•	changes in U.S. or foreign trade policy affecting steel imports or exports;

•	fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers;

•	the Company’s ability to competitively source its raw material requirements;

•	the Company’s ability to raise selling prices in order to recover increases in wire rod prices;

•	interest rate volatility;

•	unanticipated changes in customer demand, order patterns and inventory levels;

•	the Company’s ability to successfully develop niche products, such as its engineered structural mesh (“ESM”) products;

•	legal, environmental or regulatory developments that significantly impact the Company’s operating costs;

•	the timely completion of the Company’s ESM production line and the reconfiguration and expansion of the Company’s PC strand operation in Gallatin, Tennessee;

•	unanticipated plant outages, equipment failures or labor difficulties; and

•	continued escalation in medical costs that affect employee benefit expenses.

(MORE)

Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	June 26,	July 2,	June 26,
	2005	2004	2005	2004
Net sales	$94,420	$96,835	$250,738	$226,793
Cost of sales	76,632	64,139	207,510	170,223

Gross profit	17,788	32,696	43,228	56,570
Selling, general and administrative expense	3,712	6,078	11,821	14,580
Other expense (income), net	4	(1,369)	33	(1,375)
Interest expense	712	2,241	3,749	7,195
Interest income	—	—	—	(17)

Earnings from continuing operations before income taxes	13,360	25,746	27,625	36,187
Income taxes	4,956	10,405	9,759	14,590

Earnings from continuing operations	8,404	15,341	17,866	21,597
Discontinued operations:
Gain on disposal of Insteel Construction Systems (net of income taxes of $59 and $488)	95	—	793	—

Net earnings	$8,499	$15,341	$18,659	$21,597

Weighted average shares outstanding:
Basic	9,378	8,561	9,291	8,496

Diluted	9,495	9,047	9,465	8,841

Per share amounts:
Basic:
Earnings from continuing operations	$0.90	$1.79	$1.92	$2.54
Gain from discontinued operations	0.01	—	0.09	—

Net earnings	$0.91	$1.79	$2.01	$2.54

Diluted:
Earnings from continuing operations	$0.89	$1.70	$1.89	$2.44
Gain from discontinued operations	0.01	—	0.08	—

Net earnings	$0.90	$1.70	$1.97	$2.44

Cash dividends declared	$0.06	$—	$0.06	$—

(MORE)

Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	July 2,	October 2,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,098	$2,318
Accounts receivable, net	39,427	44,487
Inventories	50,899	40,404
Prepaid expenses and other	2,100	3,772

Total current assets	93,524	90,981
Property, plant and equipment, net	49,647	48,602
Other assets	11,944	11,708

Total assets	$155,115	$151,291

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$24,710	$15,041
Accrued expenses	12,737	10,727
Current portion of long-term debt	3,400	3,960

Total current liabilities	40,847	29,728
Long-term debt	20,859	48,968
Other liabilities	2,321	1,384
Shareholders’ equity:
Common stock	18,870	18,244
Additional paid-in capital	44,783	43,677
Deferred stock compensation	(605)	—
Retained earnings	29,020	10,927
Accumulated other comprehensive loss	(980)	(1,637)

Total shareholders’ equity	91,088	71,211

Total liabilities and shareholders’ equity	$155,115	$151,291

(MORE)

Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	July 2,	June 26,
	2005	2004
Cash Flows From Operating Activities:
Net earnings	$18,659	$21,597
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,874	3,919
Amortization of capitalized financing costs	591	1,536
Amortization of unrealized loss on financial instruments	1,059	235
Stock-based compensation expense	488	3,390
Gain on disposal of discontinued operation	(1,281)	—
Loss on sale of property, plant and equipment	49	50
Deferred income taxes	(1,510)	7,381
Net changes in assets and liabilities:
Accounts receivable, net	5,060	(11,363)
Inventories	(10,495)	(2,450)
Accounts payable and accrued expenses	11,601	2,839
Other changes	3,613	(3,473)

Total adjustments	13,049	2,064

Net cash provided by operating activities	31,708	23,661

Cash Flows From Investing Activities:
Capital expenditures	(4,951)	(1,855)
Proceeds from sale of property, plant and equipment	1,142	—
Decrease in cash surrender value of life insurance policies	(621)	(119)

Net cash used for investing activities	(4,430)	(1,974)

Cash Flows From Financing Activities:
Proceeds from long-term debt	247,394	30,047
Principal payments on long-term debt	(276,063)	(44,580)
Financing costs	(23)	(3,420)
Cash received from exercise of stock options	152	332
Termination of interest rate swaps	—	(2,117)
Other	42	(659)

Net cash used for financing activities	(28,498)	(20,397)

Net increase (decrease) in cash and cash equivalents	(1,220)	1,290
Cash and cash equivalents at beginning of period	2,318	310

Cash and cash equivalents at end of period	$1,098	$1,600

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$2,168	$6,105
Income taxes	7,406	1,055
Non-cash financing activity:
Cashless exercise of stock options	338	45
Issuance of restricted stock	742	—
Declaration of cash dividends to be paid	566	—

###

Insteel Industries, Inc.